SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

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Date of Report: August 25, 2004

Limelight Media Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-09358	88-0441338
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8000 Centerview Parkway, Suite 115, Memphis, TN	38018
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (901) 757-0195

Item 7.01.  Regulation FD Disclosure

On August 25, 2004, management of Limelight Media Group, Inc., a Nevada corporation ("Limelight") learned that information being provided by OTC Info Wire and The Subway.com via facsimile and e-mail to the public with respect to Limelight contained material inaccuracies concerning Limelight's revenues and business. Limelight issued a press release on August 25, 2004 informing the public of this inaccurate information and stated that Limelight had notified OTC Info Wire and The Subway.com of these inaccuracies and that Limelight had received assurances that a retraction would be made.

Limelight has conducted an internal investigation of the circumstances surrounding the release of the erroneous information through OTC Info Wire and The Subway.com. As a result of this internal investigation, Limelight reiterates that information reported in documents issued by OTC Info Wire and The Subway.com contain material inaccuracies related to Limelight's revenues and the number of screens operating at retail locations.

Limelight’s previously reported notification to OTC Info Wire and The Subway.com and their assurances that a retraction would be made have not been substantiated. However, upon request by a director of Limelight on August 25, 2004, The Subway.com announced on August 26, 2004that it has removed Limelight from its website. On August 30, 2004, without direct prompting from anyone at Limelight, OTC Info Wire also removed Limelight from its website, using language that is nearly identical to that of The Subway.com. Limelight’s efforts to define the ownership of OTC Info Wire have been unsuccessful to date.

In addition, as a result of Limelight’s internal investigation, changes to Limelight’s structure, policies and procedures are in process and will be implemented and reported at the earliest possible point.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT MEDIA GROUP, INC.
Date: September 2, 2004
By: /s/ Peter Kertes
Name: Peter Kertes
Its: Director By: /s/ Ron Ricciardi Name: Ron Ricciardi Its: Director
By: /s/ John Fraier
Name: John Fraier
Its: Chief Financial Officer

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